Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey Inc.	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

W. P. Carey Closes $110 Million Sale-Leaseback of

State Farm Operation Center in Austin, Texas

NEW YORK, NY- (August 21, 2013) - W. P. Carey Inc. (NYSE:WPC), a leading provider of corporate sale-leaseback financing, announced today that two of its publicly-held, non-traded REIT affiliates, CPA®:17 – Global and CPA®:18 – Global, have acquired the State Farm Operation Center from State Farm Mutual Automobile Insurance Company (“State Farm”).   The building, located in Austin, Texas, is leased to State Farm for an initial term of 15 years.  The price was approximately $110 million plus transaction costs. The acquisition is the first investment made by CPA®:18 – Global.

The 448,898 square foot facility has served as State Farm’s Operation Center since 1994 and is located on 83.5 acres in AmberOaks Corporate Center, a 263 acre master-planned corporate park ten miles northwest of the CBD in Austin.

Commenting on the acquisition, W. P. Carey Managing Director and Co-Head of Global Investments, Gino Sabatini, noted, “In addition to being a Class A office building with a prime location in one of the nation’s top performing metro areas, the property is leased to State Farm, which is an AA credit rated tenant.  Given these characteristics, the asset is a strong addition to the portfolios of CPA®:17 – Global and CPA®:18 – Global, consistent with our strategy of generating stable cash flow and long-term value for investors.”

W. P. Carey Inc.
Celebrating its 40th anniversary, W. P. Carey Inc. is a publicly traded REIT (NYSE: WPC) that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and owns and manages an investment portfolio totaling approximately $15.4 billion. The largest owner/manager of net lease assets, WPC’s corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows that have enabled WPC to deliver consistent and rising dividend income to investors for nearly four decades. www.wpcarey.com

This press release contains forward-looking statements within the meaning of the Federal securities laws.  The statements of Mr. Sabatini are examples of forward looking statements. A number of factors could cause the CPA®:17 – Global’s and CPA®:18 – Global’s actual results, performance or achievement to differ materially from those anticipated.  Among those risks, trends and uncertainties are CPA®:18 – Global’s public offering; the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated.  For further information on factors that could impact CPA®:17 – Global and CPA®:18 – Global, reference is made to CPA®:17 – Global’s and CPA®:18 – Global’s filings with the Securities and Exchange Commission.